Exhibit 19.1

TELOS CORPORATION

INSIDER TRADING POLICY

The Insider Trading Policy (“Policy”) describes the requirements of Telos Corporation, a Maryland corporation, and its subsidiaries (collectively, the “Company” or “Telos”) related to trading, and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of “material” and “non-public” information. This Policy applies to all officers of the Company, all members of the Company’s Board of Directors and all employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. Certain capitalized terms are defined In Section 5 of this Policy.
1.GENERAL
A major purpose of the Federal securities law is to prohibit “insider trading”. Insider trading occurs when a person uses material non-public information obtained through involvement with a company to make decisions to purchase, sell, give away, or otherwise trade that company’s securities, or provide that information to others outside the company. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the subject company, when “material” and “non-public” information is involved. Anyone violating the insider trading prohibition is subject to personal liability and could face criminal penalties.
Telos takes seriously its obligation, and that of its associates, to prevent insider trading violations. In light of the severity of the possible sanctions, both to individuals and to the Company, Telos has established this Policy to assist all Company personnel in understanding and complying with these obligations. Violations of this Policy or any other Company policy could subject the violator to disciplinary action, up to and including termination of employment or any relationship with the Company. This Policy does not supersede or replace each person’s responsibility to understand and comply with the legal prohibitions on insider trading. For answers to specific questions regarding this Policy or applicable law, contact the Compliance Officer.
For purposes of this Policy, Telos securities includes the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Telos securities.
2.STATEMENT OF POLICY
It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) may, directly or indirectly through family members or other persons or entities:
•Buy, sell or transfer Telos securities at any time while possessing Material Non-Public Information relating to Telos, except as otherwise specified in this Policy.

Insider Trading Policy, page 1
Effective August 6, 2026

Exhibit 19.1
•Buy, sell or transfer securities of another company while possessing Material Non-Public Information about that company when that information was obtained in the course of employment with, or the performance of services on behalf of, Telos.
•Use Material Non-Public Information relating to Telos, or Material Non-Public Information relating to another company that was obtained in the course of employment with, or the performance of services on behalf of, Telos, to trade, wager, or otherwise participate (directly or through a pseudonymous, anonymous or blockchain-based account) in any prediction market, betting platform, event contract, or similar arrangement (whether regulated or unregulated, domestic or foreign) whose outcome, value, or payout may reasonably be expected to be affected by such information.
•Transfer Telos securities to a third party without consideration, including gifts, donations, or charitable contributions, while possessing Material Non-Public Information relating to Telos, except as otherwise specified in this Policy.
•Disclose Telos Material Non-Public Information to persons within the Company whose jobs do not require them to have that information or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
•Disclose (“tip”) Material Non-Public Information to any other person, including family members, if the person may use that information to their benefit by trading in the related securities.
•Make positive or negative recommendations or express opinions on the basis of Material Non-Public Information with regard to trading in Telos securities.
•Comment on stock price movements or on rumors or stories about Company developments that the investing public may consider significant, unless it is part of that employee’s job (e.g., in an Investor Relations role) or the Chief Executive Officer or Chief Financial Officer has specifically authorized that employee to speak on behalf of the Company in that instance.
It is also the policy of the Company that Insiders (as defined in Section 5) may not buy or sell Telos securities during any of the four “Quiet Periods” that occur each fiscal year (see Section 5(a)). An Insider (other than a Section 16 Individual) who terminates their employment or other relationship with the Company remains subject to this Policy until the end of the first full Quiet Period following the termination of employment or other relationship. A Section 16 Individual remains subject to this Policy for a period of six (6) months following the termination of their status as a Section 16 Individual.
Insiders may not engage in the following types of transactions in the Company’s securities unless the Compliance Officer grants advance written approval:
•Short-term trading. Insiders who purchase Company securities may not sell any Company securities of the same class for at least six (6) months after the purchase, and vice versa.
•Short sale. Insiders may not sell the Company’s securities short.
•Options trading. Insiders may not buy or sell puts, calls, or other option types, or otherwise trade in derivative securities related to the Company’s securities.
•Trading on margin or pledging. Insiders may not trade Company securities on margin, hold Company securities in a margin account, or pledge Company securities as collateral for a loan, without pre-clearance from the Compliance Officer.

Insider Trading Policy, page 2
Effective August 6, 2026

Exhibit 19.1
•Hedging. Insiders may not enter into hedging, monetization transactions, or similar arrangements with respect to Company securities.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
3.CERTAIN EXCEPTIONS
(a)Certain Stock Option and Restricted Stock Unit Transactions. This Policy’s restrictions on transactions in Telos securities do not apply to the cash or “net” exercise of stock options, or to the surrender or the retention and withholding from delivery of shares to cover taxes owed due to vesting of restricted stock or restricted stock units (“RSUs”) in a manner permitted by the applicable equity award agreement or the Company’s long term incentive plan pursuant to which the restricted stock or RSUs were granted. The restrictions do apply to an Insider’s subsequent sale of any shares issued in connection with an option exercise or vesting of restricted stock or RSUs, however.
(b)10b5-1 Trading Plan Exception. These trading restrictions do not apply to transactions effectuated on behalf of an Insider under a pre-existing written plan, contract, instruction, or arrangement that complies with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “1934 Act”) and all of the requirements set forth in the Company’s “Guidelines for Rule 10b5-1 Plans” attached to this Policy as Appendix A.
4.PRE-CLEARANCE OF TRADES AND SPECIAL SITUATIONS
The Insider must obtain “pre-clearance” at any time prior to buying or selling Telos securities. The requesting person must complete a Request for pre-clearance form and submit it to the Compliance Officer and then await the Compliance Officer’s written approval before executing the intended transaction.
(a)Section 16 Individuals. “Section 16 Individuals” include all members of the Telos Board of Directors, the Company’s executive officers, and certain strategic business unit leaders who must report transactions in Company securities pursuant to Section 16 of the 1934 Act. Section 16 Individuals are always Insiders for purposes of this Policy. The Compliance Officer will notify those who the Company has identified as subject to the Section 16 requirements. The individuals must comply with the pre-clearance requirement during, and for six (6) months after the termination of, their status as a Section 16 Individual.
(b)Other Restricted Persons. Certain Telos employees, consultants, agents, joint venture partners (or others who regularly receive or have access to Telos Material Non-Public Information), may be deemed Insiders for purposes of this Policy. Examples of persons who are most likely to be subject to this Policy by virtue of their jobs are members of the executive leadership team and their administrative staff and members of the Legal, Investor Relations, Finance and Business Development departments. The Compliance Officer will notify the individuals who will be subject to this Policy.
Telos may determine that other persons should be considered Insiders, subject to this Policy, for a period of time if Telos believes that in the normal course of their duties during that time period they are likely to have access to Material Non-Public Information. The Compliance Officer will notify these individuals of the time periods during which they are subject to the Policy.

Insider Trading Policy, page 3
Effective August 6, 2026

Exhibit 19.1
Individuals who are notified that they are Insiders subject to this Policy, whether on a permanent or temporary basis, are referred to as “Other Restricted Persons” in this Policy.
(c)Time Limit on Pre-Clearance. When the Compliance Officer issues pre-clearance for an Insider’s proposed trade, the pre-clearance is valid for three (3) calendar days. If the requesting Insider does not execute the trade within this timeframe, they must resubmit the pre-clearance request.
(d)Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, employees, or others. The Compliance Officer may determine that it is necessary to re-define the class of persons who may not trade Telos securities while the event remains Material Non-Public Information. In addition, the Company’s financial results may be sufficiently material for a particular fiscal quarter that, in the judgment of the Compliance Officer, either a broad class of persons should be prohibited from trading in Telos securities or the quarterly Quiet Period should commence earlier than usual, or both. In these situations, the Compliance Officer will notify the affected Insiders and Other Restricted Persons regarding the additional restrictions on trading Telos securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Quiet Period will not be announced to the Company as a whole, and should be treated as confidential information not to be communicated to any other person.
(e)Suspension of Trading. From time to time, the Compliance Officer may recommend that all Insiders should suspend trading in Telos securities because of Material Non-Public Information or events. The Compliance Officer will communicate the suspension to all Insiders, including any additional individuals who have been designated Other Restricted Persons. All those affected may not trade in Telos securities while the suspension is in effect and should not disclose to others that Telos has suspended trading for certain individuals.
(f)Standing and Limit Orders, Margin Accounts, and Security Pledges. Standing and limit orders (except standing and limit orders under an approved Rule 10b5-1 Plan), the use of margin accounts, and the pledging of Company securities as collateral for a loan, each create heightened risks for insider trading violations. There can be little or no control over the timing of purchases or sales that result from standing trade instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of Material Non-Public Information. Similarly, a margin call under a margin account or the sale of Company securities by a secured creditor could result in an involuntary sale of Company securities at a time when an Insider may be in possession of Material Non-Public Information. The Company therefore discourages placing long-term standing or limit orders on Company securities, the holding of Company securities in a margin account, and the pledging of Company securities as collateral for a loan.
If an Insider determines that they must use a standing order or limit order, trade company securities on margin, hold Company securities in a margin account, or pledge Company securities as collateral for a loan, they must disclose the circumstances to the Compliance Officer and comply with all restrictions and pre-clearance procedures outlined in this Policy.
5.DEFINITIONS
(a)Quiet Periods. The four quarterly Quiet Periods begin on March 31st, June 30th, September 30th, and December 31st of each year, and end when one full trading day has passed on the NASDAQ Stock Market after Telos announces its results for the preceding fiscal quarter. If the final day of the month falls on a weekend, the Quiet Period will start at the close of business on the last trading day prior to the weekend.
Assuming NASDAQ is open each day, below is an example of when trading can begin:

Insider Trading Policy, page 4
Effective August 6, 2026

Exhibit 19.1
•If the Company’s earnings announcement is released before NASDAQ opens on Monday, the earliest trading day is Tuesday.
•If the Company’s earnings announcement is released while NASDAQ is open on Monday, the earliest trading day is Wednesday.
•If the Company’s earnings announcement is released after NASDAQ closes on Monday, the earliest trading day is Wednesday.
(b)Insiders. Insiders are (i) members of the Board of Directors of the Company and executive officers; (ii) identified Company employees whose job requirements involve them in the preparation of financial reporting, board interactions, or investor relations, or otherwise expose them to Material Non-Public Information; (iii) any other individual designated in writing by the Compliance Officer as an Insider and notified of such status including, but not limited to, employees, consultants, and other persons associated with the Company who receive or have access to the Company’s Material Non-Public Information; and (iv) household and immediate family members (parent, child, spouse, sibling) of those listed in (i) through (iii).
(c)Material Information. Information is deemed to be material if there is a reasonable likelihood that it would be considered important to an investor in making a decision regarding the purchase or sale of securities. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:
•Unpublished financial results
•Pending restatements of previously disclosed financial results
•Projections of future earnings or losses
•News of a pending or proposed merger
•Establishment of a repurchase program for Telos securities
•Acquisitions or divestitures
•Purchase or sale of substantial assets
•Impending bankruptcy or financial liquidity problems
•Extraordinary borrowings
•Defaults under agreements or actions by creditors, customers, or suppliers relating to a company’s credit standing
•Gain or loss of a substantial contract, customer or supplier
•Changes in dividend policy
•New product announcements of a significant nature
•Significant pricing changes
•Stock splits or stock dividends
•New equity or debt offerings
•Significant litigation exposure due to actual or threatened litigation

Insider Trading Policy, page 5
Effective August 6, 2026

Exhibit 19.1
•Major changes in senior management
•Cybersecurity risks and incidents
Either positive or negative information may be material. If unsure whether information is material, consult the Compliance Officer before making any decision to disclose such information or to trade in or recommend securities to which that information relates. Assume that the information is material until there is clear reason to believe otherwise.
(d)Non-Public Information. Non-Public Information is information that has not been disclosed to the general public and is not available to the general public. Non-Public Information generally will be deemed to be public after one full trading day has passed on NASDAQ following the date when the information is disclosed publicly. To show that information is public, a person should be able to point to some evidence that is widely disseminated. Information would generally be deemed widely disseminated if it has been disclosed, for example, in the Dow Jones broad tape or news wire services such as Bloomberg, Business Wire, AP, UPI, or Reuters; radio or television; newspapers or magazines; or in widely circulated public disclosure documents filed with the SEC, such as prospectuses, current reports on Form 8-K, quarterly reports on Form10-Q, or annual reports on Form 10-K. As with questions of materiality, if unsure whether information is considered public, either consult with the Compliance Officer or assume that the information is non-public and treat it as confidential.
6.SAFEGUARDING CONFIDENTIAL INFORMATION
Determinations of materiality are complex and difficult and depend upon an analysis of complex facts and circumstances. A person should assume that any confidential information they possess, about Telos or any other public company qualifies as Non-Public Information and is material.
In order to safeguard Company confidential information, and to minimize the possibility that any employee will violate the law or this Policy, the following procedures have been adopted:
•All confidential information relating to Company business is Non-Public Information and should be handled on a need-to-know basis. Such information should not be discussed with any person who does not need to know such information for purposes of conducting Company business. Friends and relatives are among the persons with whom confidential information should not be discussed.
•Whenever confidential information must be disclosed to an employee or third party, the recipient of such information should be informed of the confidential nature of the information and that it qualifies as Non-Public Information pursuant to the Policy.
•Confidential information should not be discussed in hallways, elevators, or other public places (such as airplanes, restaurants, or public restrooms) where conversations might be overheard, and inadvertent disclosure should not be made through speaker phone discussions that can be overhead by others.
•In order to prevent unauthorized access, confidential documents should be stored appropriately when not being used, and other appropriate precautions should be taken. These may include storage in locked drawers, use of sealed envelopes, marking documents “Confidential”, shredding documents, and using secret access codes and other appropriate computer security measures.
•Persons who have any doubt about whether they possess Non-Public Information regarding Telos or any other company should not disseminate such information to anyone outside the Company until after consulting the Compliance Officer and receiving clearance.

Insider Trading Policy, page 6
Effective August 6, 2026

Exhibit 19.1
7.POTENTIAL CRIMINAL AND CIVIL LIABILITY; DISCIPLINARY ACTION
(a)Individual Responsibility. Each person is individually responsible for complying with the securities laws and this Policy, regardless of whether Telos has notified that person of a trading prohibition. The fact that no Quiet Period or suspension period is currently in effect should not be considered a “safe harbor” for trading. Each person must still consider whether they are then in possession of Material Non-Pubic Information before executing a trade. The matters set forth in this Policy are guidelines only, and each person must exercise appropriate judgment in connection with all securities trading. Any Insider who believes that a violation of this Policy has taken place must report that violation to the Compliance Officer.
(b)Potential Sanctions.
1.Liability for Insider Trading. Insiders may be subject to significant financial penalties and jail terms for trading in securities when they have Material Non-Public Information. In addition to the potential civil and criminal liabilities, in certain circumstances, the Company may be able to recover all profits made by an Insider who traded illegally and collect other damages. Further, the Company (and its directors and executive officers) could face significant civil penalties as a result of an employee’s violation and/or a criminal penalty for failing to take steps to prevent insider trading.
2.Liability for Tipping. Insiders may also be liable for improper transactions by any person to whom they have disclosed Material Non-public Information (commonly referred to as a “tippee”), or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The Securities and Exchange Commission (“SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, the Financial Industry Regulatory Authority, and law enforcement bodies all use sophisticated electronic surveillance techniques to uncover insider trading and other illegal activity.
3.Possible Disciplinary Action. Individuals who violate this Policy will be subject to disciplinary action, which may include up to ineligibility for future participation in Telos equity incentive plans or termination of employment or other relationship with Telos.
8.COMPLIANCE OFFICER
(a)Identity of Compliance Officer. The Compliance Officer is its General Counsel. Telos may, in its sole discretion, change the Compliance Officer from time to time.
(b)Duties of the Compliance Officer. The duties of the Compliance Officer, or their designee, which may be executed on the advice of counsel, shall include, but not be limited to:
•Determining who the Section 16 Individuals are and notifying them.
•Determining who the Other Restricted Persons are and notifying them.
•Pre-clearing all securities transactions by Insiders to determine compliance with this Policy, insider trading laws, and other applicable securities laws and regulations.
•Assisting Section 16 Individuals in the preparation and filing of Section 16 reports (Form 3, 4 and 5).
•Serving as the Company’s designated recipient of copies of reports that Section 16 Individuals file with the SEC.

Insider Trading Policy, page 7
Effective August 6, 2026

Exhibit 19.1
•Reminding all Section 16 Individuals periodically of their reporting obligations.
•Performing periodic cross-checking of available materials, which may include Forms 3, 4 and 5, Forms 144, Schedules 13D and 13G, D&O questionnaires, and reports received from the Company’s stock administrator and transfer agent, to determine insider trading activity.
•Circulating this Policy or a summary to all employees, including Insiders such as Section 16 Individuals and Other Restricted Persons, and providing this Policy and other appropriate materials to new directors, officers, and other employees who have, or may have, access to Material Non-Public Information.
•Assisting the Company’s Board of Directors in implementation of this Policy.
•Compliance activities with respect to Rule 144 sales of Telos securities.
9.ADDITIONAL INFORMATION – FOR SECTION 16 INDIVIDUALS
Section 16 Individuals must also comply with the reporting obligations and limitations on “short-swing” transactions set forth in the Federal securities laws. The practical effect of these provisions is that Section 16 Individuals who both purchase and sell the Company’s securities within a six-month period must refund all profits from the sale to the Company, whether or not they had knowledge of any Material Non-Public Information.
Under these provisions, and so long as certain other criteria are met, the receipt of options under the Company’s option plans and the exercise of that option is not subject to these restrictions; however, the sale of any such shares is subject to this six-month rule. Additionally, Section 16 Individuals may never make a short sale of the Company’s securities.

Insider Trading Policy, page 8
Effective August 6, 2026

Exhibit 19.1
Appendix A
Guidelines for Rule 10b5-1 Plans
These guidelines apply to the entry of Rule 10b5-1 plans by directors and officers of Telos Corporation, a Maryland corporation, and its subsidiaries (collectively, the “Company” or “Telos”). Rule 10b5-1 under the Securities Exchange Act of 1934 (the “1934 Act”) provides a defense from insider trading liability under Rule 10b5. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 plan for transactions in Telos securities (as defined in the Telos Corporation Insider Trading Policy (the “Policy”)) that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Telos securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Non-Public Information (as defined in the Policy). Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
A Rule 10b5-1 plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the financial results in a periodic report filed with the Securities and Exchange Commission (“SEC”) for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any Material Non-Public Information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.
As specified in the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
The following guidelines apply to all Rule 10b5-1 Plans:
•You may not enter into, modify or terminate a Rule 10b5-1 Plan during a Quiet Period (as defined in the Policy), an event-specific trading restriction period or otherwise while you are aware of Material Non-Public Information.
•All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.
•For officers and directors, no transaction may take place under a Rule 10b5-1 Plan until the later of (a) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company’s fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the plan.

Insider Trading Policy, page 9
Effective August 6, 2026

Exhibit 19.1
•For persons other than officers and directors, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.
•Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.
•Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Plan as a single transaction in any 12-month period.
•You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibition of Rule 10b5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.
•Officer and directors must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of Material Non-Public Information and (ii) the person is adopting the plan in good faith and not as part of plan or scheme to evade the prohibitions of Rule 10b5.
The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.
Each director, officer and other Section 16 Individual (as defined in the Policy) understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16 of the 1934 Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.

Insider Trading Policy, page 10
Effective August 6, 2026